Exhibit 99

                                Press Release

                                   Dated

                                July 13, 2001


























                                Press Release

Today's date: July 13, 2001                        Contact: Bill W. Taylor
Release date: Immediately                          E.V.P., C.F.O.
                                                   (903) 586-9861

         JACKSONVILLE BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

     Jacksonville, Texas, July 13, 2001 - Jacksonville Bancorp, Inc., (NASDAQ: JXVL) the holding company of Jacksonville Savings Bank, SSB of Jacksonville, Texas, today reported net income of $977,000 or $.54 per share basic and $.52 per share diluted, for the three months ended June 30, 2001. This compares to $904,000 or $.47 per share basic and $.46 per share diluted, for the comparable period ended June 30, 2000.

     Net earnings for the nine months ended June 30, 2001 was $2.9 million, or $1.60 per share basic and $1.53 per share diluted, compared to $2.6 million or $1.33 per share basic and $1.30 per share diluted for the nine months ended June 30, 2000.

     Net interest income after provisions for losses on loans totaled $2.48 million for the quarter ended June 30, 2001, compared to $2.56 million for the comparable period in 2000. According to Jerry Chancellor, President and C.E.O., the decrease in net interest income after provision for losses on loans was primarily due to escalated contractual interest rates paid on deposits and Federal Home Loan Bank advances in previous quarters which had not matured as interest rates began their recent decline.

     Non-interest income increased from $393,000 to $601,000 for the three month periods ended June 30, 2000 and 2001, respectively, while non-interest expense only increased $29,000 for the respective periods. The increase in non-interest income of $208,000 was primarily due to an increase in fees and deposit service charges of $150,000, an increase in real estate operations, net of $81,000; offset by a decrease in mortgage servicing assets of $26,000.

     At June 30, 2001 Jacksonville had assets of $330.2 million and liabilities and deferred income of $294.6 million. Jacksonville's stockholders' equity at June 30, 2001 totaled $35.6 million compared to $34.1 million at September 30, 2000. During fiscal year 2001, Jacksonville has repurchased 112,200 shares of stock bringing the total treasury shares to 820,460. Option shares exercised during the three quarters of fiscal 2001 amounted to 17,723 shares.

      Jacksonville Bancorp, Inc's wholly owned subsidiary, Jacksonville Savings Bank, SSB, operates from its headquarters in Jacksonville, Texas, and through its branch office network in Tyler (2), Palestine, Athens, Longview
(2), and Rusk, Texas.